Exhibit 99.2

FLIR Systems Announces CEO Transition Plan
President and CEO Andrew Teich to Retire After 33 Years of Service

Teich to Remain CEO while Board Conducts Search Process

WILSONVILLE, OR – February 14, 2017 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Andrew C. Teich, its President, Chief Executive Officer and a member of its Board of Directors, plans to retire after 33 years of service. Mr. Teich will continue to serve in his current roles until a successor is appointed.

As part of FLIR’s succession planning process, the Board will conduct a comprehensive search for a new CEO. FLIR has retained Korn Ferry International, a leading executive search firm, to assist in the search process.

“Nearly 34 years ago, I saw my first thermal camera and I immediately knew it would change the world,” said Mr. Teich. “I feel incredibly fortunate to have had the opportunity to help pioneer the commercialization and global adoption of this technology alongside some of the most talented people in the industry. It has been a deeply rewarding experience, both personally and professionally. Having shipped over a half million thermal cameras in 2016, I am proud of all that we have accomplished and know that FLIR is well-positioned for continued success. I am confident that our next CEO and the rest of the outstanding leadership team will continue to build on the important progress we have made. I look forward to continuing to lead the company in the near-term and working with the Board to ensure a seamless transition.”

“Andy has been a strong leader for FLIR, and we are grateful for his accomplishments during his 33 years of dedicated service,” said Earl R. Lewis, Chairman of the FLIR Board of Directors. “As CEO, Andy helped take FLIR’s business to a new level by, among other accomplishments, leading the expansion of our product offerings, entering new markets and completing key strategic acquisitions. We look forward to continuing to work with Andy while we conduct a thoughtful search process and lay the foundation for a smooth transition.”

Mr. Lewis continued, “Succession planning has always been important to the Board, and we are focused on identifying a strong leader who has a record of driving positive financial results and who shares our vision of leveraging the unique attributes of the FLIR brand and product portfolio. The right candidate will continue to execute on our strategy and build on Andy and our team’s success.”

Mr. Teich joined FLIR in March 1999 after it acquired Inframetrics, where Mr. Teich worked as a pioneer in the commercialization of thermal imaging technology since 1984. In his career at FLIR, Mr. Teich continued to drive the adoption of thermal technology across Military, Industrial and Consumer markets. Mr. Teich has served as President and CEO of FLIR since May 2013 and as a member of the Board of Directors since July 2013. During his tenure as CEO, FLIR grew annual revenue to more than $1.6 billion by introducing new product platforms across FLIR’s six segments; completed five strategic acquisitions that expanded FLIR’s product portfolio and capabilities; developed revolutionary new technologies and successfully brought them to market; and significantly increased its intellectual property portfolio.

Earnings Conference Call

In a separate release today, the company also announced its fourth quarter and full fiscal year 2016 earnings results. The company has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter and full year.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. For more information, go to FLIR's web site at www.FLIR.com.

Media Contact
Tim McDowd
503-498-3146
tim.mcdowd@flir.com

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com